UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 4, 2012 (June 1, 2012)

Date of Report (date of earliest event reported)

TRANSCEPT PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51967	33-0960223
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1003 W. Cutting Blvd., Suite #110

Point Richmond, California 94804

(Address of principal executive offices)

(510) 215-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 4, 2012, Transcept Pharmaceuticals, Inc. (“Transcept” or the “Company”) announced the appointment of John Kollins, age 49, as Senior Vice President, Chief Business Officer of the Company, effective as of June 1, 2012 pursuant to the terms of an employment offer letter, dated May 29, 2012, between Mr. Kollins and Transcept (the “Offer Letter”). Prior to joining Transcept, Mr. Kollins was the managing director and founder of Parnassus Advisors, a life sciences advisory firm, from September 2011 to May 2012 and was a managing director and senior advisor at Locust Walk Partners, a life sciences advisory firm, from December 2009 to September 2011. From March 2007 to October 2009, he served successively as Chief Business Officer, Chief Operating Officer, and Chief Executive Officer and director of OXiGENE, a publicly-held biopharmaceutical company. From 2005 to 2007, Mr. Kollins was a consultant to healthcare investment firms and life sciences companies. Mr. Kollins has also served in executive, business development and product management roles at various biopharmaceutical companies, including CovX, Renovis and Elan Pharmaceuticals. Mr. Kollins holds a B.S.E. in mechanical engineering and materials science from Duke University and an M.B.A. from the University of Virginia.

Description of Mr. Kollins’ Offer Letter

Pursuant to the Offer Letter, Mr. Kollins will receive an annual base salary of $340,000. Mr. Kollins is also eligible to receive an annual incentive cash bonus initially targeted at 35% of his annual base salary (the “Target Bonus”). Annual incentive cash bonuses are intended to compensate executives for the achievement of Company strategic, operational, financial and individual goals. Cash bonuses are generally calculated as a percentage of the applicable executive’s base salary with the size of the payment dependent on the extent to which corporate goals and individual performance objectives are achieved.

Additionally, pursuant to the Offer Letter, the Company has agreed, subject to approval by the Compensation Committee of its Board of Directors, to grant Mr. Kollins a stock option to purchase 85,000 shares of common stock of the Company (the “Stock Option Grant”) at an exercise price equal to the closing price of the common stock of Transcept as listed on The NASDAQ Global Market on the date of grant pursuant to the Company’s Amended and Restated 2006 Incentive Award Plan, as amended. The Stock Option Grant shall vest as to 25% of the shares upon the one-year anniversary of Mr. Kollins’ vesting start date and 1/48th of the shares subject to the grants will vest on each successive month following the one-year anniversary subject to Mr. Kollins’ continued service to the Company, until vested in full on the fourth anniversary of Mr. Kollins’ start date. The Stock Option Grant will terminate 10 years from the date of grant. Mr. Kollins previously served as a consultant to the Company and in connection with such service received an option to purchase 50,000 shares of common stock of the Company at an exercise price of $8.09 per share, vesting in equal monthly installments over four years and which shall continue to vest during the term of his employment with the Company.

Description of Mr. Kollins’ Change of Control and Severance Benefits Agreement

Mr. Kollins will also be entitled to certain change of control and severance benefits pursuant to the terms of a Change of Control and Severance Benefits Agreement consistent with the form of such agreement previously adopted by the Company (the “Severance Agreement”). In the event of a Change of Control (as defined in the Severance Agreement) that results in either a termination of Mr. Kollins without Cause or his resignation for Good Reason (in each case, as defined in the Severance Agreement) within one year of such Change of Control, Mr. Kollins will be entitled to (a) a lump sum payment equal to one year of his then-effective base salary, (b) continuation of Company-sponsored employee benefits for one year payable by the Company and (c) the acceleration of vesting of all of his then-outstanding unvested equity awards. In the event of a termination without Cause taking place outside of the one year period following any Change of Control (in each case, as defined in the Severance Agreement), Mr. Kollins will be entitled to (a) a lump sum payment equal to one year of his then-effective base salary and (b) continuation of Company sponsored employee benefits for one year payable by the Company. The receipt of the foregoing change of control and severance benefits is conditioned upon Mr. Kollins’ execution of release in favor of and satisfactory to the Company.

The foregoing descriptions of the material terms of the Offer Letter and the Severance Agreement are qualified in their entirety by the terms of the Offer Letter and Change of Control and Severance Benefits Agreement filed as Exhibits 10.1 and 10.2 to this report and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

The following Exhibits are filed as part of this Current Report on Form 8-K.

(d)	Exhibits.

Exhibit Number	Description

10.1	Offer Letter dated May 29, 2012, by and between Transcept Pharmaceuticals, Inc. and John Kollins.

10.2	Change of Control and Severance Benefits Agreement by and between Transcept Pharmaceuticals, Inc. and John Kollins dated May 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCEPT PHARMACEUTICALS, INC.
Date: June 4, 2012
	By:	/s/ Thomas P. Soloway
Name: Thomas P. Soloway
Title: Executive Vice President, Chief Operating Officer, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Offer Letter dated May 29, 2012, by and between Transcept Pharmaceuticals, Inc. and John Kollins.

10.2	Change of Control and Severance Benefits Agreement by and between Transcept Pharmaceuticals, Inc. and John Kollins dated May 31, 2012.